EXHIBIT 4.20

COMMERCIAL IN CONFIDENCE

27 July 2022

Mr Connor B Bernstein

JB STRATEGY PARTNERS LLC

552 Hauth Lane

Walnut Creek, CA 94567, USA

Dear Connor

Amendment to your Consultancy Agreement dated 1 April 2021

I wish to confirm that the Company would like to extend the term of your consultancy services for the period of 1 July 2022 to 30 June 2023.

1.
Clause 8.1 (a) of the Agreement will be replaced with the following is replaced with the following:

"Subject to clause 8.1(b), Bionomics may terminate this agreement by paying severance of three (3) months of the fee set out in Schedule 3 of the agreement."

2.
Clause 8.2 of the Agreement will be replaced with the following is replaced with the following:

"The Consultant may terminate this Agreement for any reason whatsoever by giving Bionomics three (3) month's written notice."

3.
The first sentence in Schedule 2- Services of the Agreement will be replaced with the following sentence:

'The Consultant will devote approximately 100% of his time to perform the duties of Vice President of Strategy & Corporate Development."

4.
Schedule 3 - Fees of the Agreement will be replaced with the following is replaced with the following:

"The fee shall for the provision of Executive Services shall be:

a)
USD 22,500 per month or USD270,000 per year, payable by invoicing the Company at the end of each month during the provision of Executive Services.
b)
Reimbursement for up to US$10,000 in documented expenses for you for the purchase of Health Insurance or personal medical expenses.
c)
Bonus target of 30% of USD 270,000 with 50% based on Company Goals and 50% based on Personal Goals

Please confirm your agreement to this amendment on the terms outlined in this letter by signing and dating this letter and returning it to me at your earliest convenience.

Yours sincerely

/s/ Errol de Souza

Errol B De Souza

Executive Chairman

/s/ Connor Bernstein	7/27/22
…………………………………	………………………………….
Connor Bernstein	Date

200 Greenhill Road, Eastwood SA 5063 Australia Phone 61 8 8150 7400 Email info@bionomics.com.au website www.bionomics.com.au

Exh. 4.20-1